Exhibit 99.2

November 24, 2009 08:00 AM Eastern Time

Invacare Corporation Announces Approval of Additional Corporate Governance Measure to Declassify Its Board

ELYRIA, Ohio--Invacare Corporation (NYSE: IVC) today announced a number of significant enhancements to its corporate governance framework and policies, including approval to proceed with the removal of its classified board. These enhancements are the results of a comprehensive process conducted by Invacare’s Board to identify best practices and obtain input from shareholders as part of a continuing dialogue. Highlights of Invacare’s most recent corporate governance enhancements include:

Declassification of Invacare’s Board. On November 20, 2009, the Invacare Board approved proceeding with the declassification of the Board of Directors. This action follows the Board’s commitment previously announced in the 2009 proxy statement. The Company will submit to shareholders, for approval at the 2010 annual meeting, amendments to Invacare’s Code of Regulations to eliminate the Company’s classified board.

Director Independence. On November 20, 2009, Invacare’s Board appointed former U.S. Senator Charles S. Robb, to serve as an independent director on the Board, effective March 1, 2010. The Board’s independence composition will now meet or exceed applicable regulatory requirements and published guidelines of the major proxy advisory firms.

Majority Voting for Directors. Invacare adopted a majority voting structure for uncontested director elections, which it successfully submitted for shareholder approval at the 2009 Annual Meeting.

Shareholder Engagement. The Board modified the Company’s corporate governance guidelines in 2009 to establish a formal shareholder engagement process between any shareholder proponent whose proposal received a majority of votes cast and a committee of Invacare’s independent directors.

Lead Director. Invacare formally established an independent Lead Director position for its Board of Directors in 2008. At every regularly scheduled board meeting, the independent lead director presides over an executive session of the non-management directors without the presence of executive management.

Elimination of Super Majority Voting Provisions. Invacare amended its Articles of Incorporation in 2008 to eliminate super-majority voting requirements for related party mergers.

Executive Compensation Reforms. Invacare added a “claw back” provision to its incentive compensation plans which enables the Company to recoup performance-based compensation from an executive officer in the event there is a material restatement of financial results due to the misconduct of the executive officer. Invacare also added annual proxy disclosures of its “equity burn rate” from equity incentive plans.

“Invacare’s Board of Directors has benefitted from our dialogues with our shareholders and has taken multiple actions to adopt corporate governance practices that it believes are consistent with the best interests of shareholders,” said A. Malachi Mixon III, Invacare’s Chairman of the Board. “We are proud of our corporate governance enhancements, which demonstrate our commitment to good corporate governance practices. We are also pleased that our stock price has appreciated by more than 63% in 2009 through November 23.”

Invacare Corporation (NYSE: IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The company has 6,000 associates and markets its products in 80 countries around the world. The Company was named to the 2009 Fortune 1000 list (ranking 983) and to the 2009 IndustryWeek U.S. Manufacturing 500 (ranking 393). For more information about the company and its products, visit Invacare’s website at www.invacare.com.

Contacts

Invacare Corporation
Lara Mahoney, 440-329-6393